EXHIBIT 23.1
CONSENT OF INDEPENDENT PETROLEUM ENGINEER
     We hereby consent to the incorporation by reference to information from our reports dated March 10, 2006 and July 19, 2006, on the evaluation of the oil and gas reserves attributable to the interests of Parallel Petroleum Corporation (the “Company”) in certain oil and gas properties as of December 31, 2005 and June 30, 2006, respectively, into the Company’s registration statement on Form S-3 (Registration No. 333-119725) and to the references to us in the prospectus supplement forming a part of such registration statement.
CAWLEY, GILLESPIE & ASSOCIATES, INC.
/s/ Robert Ravnaas
Bob Ravnaas, P.E.
Executive Vice President
August 10, 2006